Exhibit 23.1 Consent of Elliott Davis, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlantic Bancshares, Inc.

We consent to the incorporation by reference into the Registration Statement on Form S-8 (No.333-137630) filed by Atlantic Bancshares, Inc. in connection with the registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Atlantic Bancshares, Inc. 2006 Stock Incentive Plan of our report dated March 29, 2010, which is included in the Atlantic Bancshares, Inc. Annual report on Form 10-K for the year end December 31, 2009.

s/Elliott Davis, LLC
Columbia, South Carolina
March 30, 2010